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                                                                  Exhibit 99.1

[CBS Corporation Logo]
61 WEST 52 STREET   NEW YORK, NEW YORK 10019-6188


                                                                 April 30, 1998



                  CBS CORPORATION REPORTS FIRST QUARTER RESULTS

                     EBITDA UP 195% OVER LAST YEAR'S QUARTER

             TELEVISION STATION REVENUE UP NEARLY 50%; EBITDA UP 94%

               ALL SEGMENTS REPORT REVENUE AND EBITDA IMPROVEMENT


         NEW YORK, April 30, 1998 -- CBS Corporation (NYSE:CBS) reported increases in revenue and earnings across all business segments for the first quarter of 1998 compared to the first quarter of 1997. Revenues for the Company increased 47% while earnings before interest, taxes, depreciation and amortization (EBITDA) increased threefold to $271 million in the first quarter of 1998 from $92 million in the first quarter of 1997. The Company reported net income of $19 million or $.03 per share compared to a net loss of $151 million or a loss of $.28 per share for the 1997 quarter.

         Commenting on the Company's performance for the quarter, Mel Karmazin, CBS President and Chief Operating Officer, said: "We're pleased to see improvements in all segments. The Company's Station Group had record operating results with each of the divisions - radio, outdoor and television - contributing to the results. The Radio Group, including the outdoor division, significantly outperformed the industry growth and, excluding the benefits from the Olympics, the Television Stations Group also substantially outperformed the television industry growth."

          Mr. Karmazin added: "We expect to continue to make improvements in both the television stations as well as the Network. In addition, we look forward to closing our acquisition of American Radio shortly, which will expand our Radio Group into additional attractive high growth markets."

         The Station Group reported its fifth consecutive quarter of double digit revenue and EBITDA growth. The Radio Group, which includes TDI, its outdoor advertising business, reported revenues and EBITDA, on a proforma basis, up 12% and 26%, respectively. The Television Stations Group's revenues and EBITDA were up 49% and 94%, respectively, with strong growth across all Owned and Operated Television stations, particularly in the top six markets.

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         The Television Network's EBITDA improved to a profit of $52 million from a loss of $46 million last year on revenue growth of 55%, mainly due to the Olympic broadcast. The Network results, excluding the impact of sports, improved over last year's first quarter led by better performance in daytime and news and lower costs.

         On a proforma basis, the Cable Group reported a 14% increase in revenue and a slight increase in EBITDA from the year-ago quarter. The newly acquired cable networks, The Nashville Network (TNN) and Country Music Television (CMT), had double digit revenue and EBITDA growth for the quarter. Improvement from the cable networks was partially offset by lower results for the network services business and startup costs for Eye On People, launched in March 1997.

         Michael H. Jordan, CBS Chairman and Chief Executive Officer, in commenting on the quarter said: "The first quarter results clearly demonstrate the effectiveness of our strategy in building the CBS Corporation portfolio. Our strong local market franchises - radio, TV stations and outdoor - continue to outpace the industry and are being further supported by an improving CBS Television Network and major events. We look forward to the return of the NFL to CBS which we expect will further enhance our TV station performance."

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Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on From 10-K for the 1997 fiscal year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.

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Contacts:         Jack Bergen         (N.Y.)         212/975-3835
                  Gil Schwartz        (N.Y.)         212/975-2121